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                                                                    Exhibit 99.1

SMTC CORPORATION, LISTED ON BOTH THE TORONTO STOCK EXCHANGE AND NASDAQ, RECEIVES NASDAQ NOTICE OF BID PRICE DEFICIENCY

TORONTO - November 13, 2002 -- SMTC Corporation (TSE: SMX, Nasdaq: SMTX), a global provider of electronics manufacturing services to the technology industry, today reported it has received a notification from Nasdaq Listing Qualifications that its common stock has failed to maintain the minimum bid price of $1.00 per share over a period of 30 consecutive trading days, as required by Nasdaq's Marketplace Rules. Nasdaq has provided SMTC with a grace period of 90 calendar days, or until February 3, 2003, to regain compliance with this requirement or be delisted from trading on The Nasdaq National Market. To regain compliance, SMTC's common stock must achieve a minimum closing bid price of $1.00 for ten consecutive trading days. SMTC intends to monitor the bid price for its common stock between now and February 3, 2003. If the stock does not trade at a level that is likely to regain compliance, SMTC's Board of Directors will consider other options available to the Company to achieve compliance. If SMTC is unable to come into compliance with the bid price requirement by February 3, 2003, Nasdaq Listing Qualifications will provide written notification that SMTC's common stock will be delisted, which the Company may appeal to a Listing Qualifications Panel.

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company's electronics manufacturing and technology centers are located in Appleton, Wisconsin, Austin, Texas, Boston, Massachusetts, Charlotte, North Carolina, San Jose, California, Toronto, Canada, Donegal, Ireland and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement, prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares of common stock traded on The Nasdaq National Market System under the symbol SMTX and the exchangeable shares of its subsidiary SMTC Manufacturing Corporation of Canada traded on The Toronto Stock Exchange under the symbol SMX. Visit SMTC's web site, www.smtc.com, for more information about the Company.

For additional information, please contact:

Frank Burke
Chief Financial Officer
(905) 479-1810
frank.burke@smtc.com